EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under caption “Experts” in the Registration Statement on Form F-1 and related Prospectus of FreeSeas Inc. for the registration of 2,352,962 shares of its common stock and to the incorporation by reference therein of our report dated October 11, 2012, with respect to the consolidated financial statements of FreeSeas Inc. for the year ended December 31, 2011, included in its Amended Annual Report on Form 20-F, filed with the Securities and Exchange Commission on October 16, 2012.

/s/ Sherb & Co., LLP

October 16, 2012

New York, NY